Exhibit 99

News Release From:
Dotronix, Inc.
(OTC Bulletin Board: DOTX)
Contact information: Robert V. Kling
Phone: 651-633-1742

FOR Release: June 11, 2004

DOTRONIX DECLARES WARRANT DIVIDEND

        ST. PAUL, MN, June 11, 2004. DOTRONIX, INC. (OTC BULLETIN BOARD: DOTX) announced today that its Board of Directors declared a warrant dividend on its outstanding common stock. The warrant dividend will be distributed on August 5, 2004 to shareholders of record on June 30, 2004. The Security and Exchange Commission informed the Company that the registration statement including the warrant dividend would not be reviewed. Dotronix will not ask for an acceleration of the effectiveness of the registration statement. The registration statement will become effective on June 22, 2004.

        The warrant dividend has the following terms and conditions: Each shareholder of Dotronix common stock as of June 30, 2004 will receive for each four shares of common stock held by the shareholder three three-year warrants to acquire one share of common stock each; warrants for the purchase of fractional shares will not be issued. All warrants will be exercisable immediately, the exercise prices per share are currently anticipated to be $2.50, $5.00 and $7.50, respectively. Each of the warrants will include redemption rights of Dotronix. Such redemption rights will be triggered if Dotronix’ common stock traded for a period of at least ten consecutive trading days at certain fixed prices per share that are currently set at $3.40, $7.00 and $10.50, respectively.